EXHIBIT 2.01

AGREEMENT

Heritage Companies, Inc. currently owns 80% of the outstanding membership interests in Blair Consulting Group, LLC.  Heritage Companies, Inc. hereby conveys, assigns, and sells all of its ownership interest in Blair Consulting Group, LLC to E-Myth, LLC for the following consideration:

·

E-Myth, LLC will execute and deliver a stock power, which assigns and conveys any and all rights Blair Consulting Group, LLC has in the 93,751 Heritage common shares (currently held by Blair Consulting).

·

The forgiveness of all inter-company payables/receivables by and between Heritage, Blair and E-Myth.

·

The assumption by E-Myth, LLC of any and all liabilities whether known or unknown at this time related to the initial acquisition and ongoing operations (including any and all income and payroll taxes) of Blair Consulting Group, LLC.

·

E-Myth, LLC will indemnify and hold Heritage Companies, Inc. harmless from all litigation, claims and other liabilities (including any all income and payroll taxes) related to the initial acquisition and ongoing operations of Blair Consulting Group, LLC.

·

Heritage Companies, Inc. will indemnify and hold E-Myth, LLC harmless from all litigation, claims and other liabilities related to past, present and future operations of Heritage Companies, Inc., previously National Headhunters, Inc.

Agreed to by the undersigned this 17th day of December 2002.

/s/ Thomas Heckman

_______________________

Thomas Heckman, President
For Heritage Companies, Inc.

/s/ Cary Daniel

__________________

Cary Daniel, CEO

For E-Myth, LLC